Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”), dated as of January 27, 2023 and effective as of January 1, 2023 (the “Amendment Effective Date”), is entered into by and between Jason Bonfigt, an individual (the “Executive”), and Sunworks, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Executive and the Company are parties to an Employment Agreement (the “Employment Agreement) dated October 5, 2021 (the “Initial Effective Date”). Terms used and not defined in this Amendment shall have the meanings defined in the Employment Agreement.

B. Pursuant to the Employment Agreement, the Employment Agreement may be amended in an instrument executed by the Executive and the Company.

C. The Company and Executive desire to amend the Employment Agreement to revise certain aspects of Executive’s compensation.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Compensation. The Executive’s compensation provisions set forth in Sections 8.1, 8.2 and 8.3 of the Employment Agreement shall be deleted and replaced with the following, which shall be effective as of the Amendment Effective Date:

8.1. Annual Compensation. Executive shall be paid a base salary of three hundred seventy thousand dollars ($370,000.00) payable bi-weekly in 26-equal amounts. Executive’s position is a regular, fulltime position classified as “exempt” and thus Executive is not eligible for overtime compensation.

8.2. Bonus. For each fiscal year of Executive’s employment hereunder, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Company’s Board of Directors and shall be subject to the terms of the Company annual bonus plan under which it is granted. In addition in order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the last day of the applicable fiscal year that Annual Bonuses are earned. The Annual Bonus target shall be equal to 50% (fifty percent) of base salary, provided that certain financial performance metrics objectives are met, as set and determined by the Compensation Committee of the Company’s Board of Directors.

8.3. Equity Awards.

8.3.1. In consideration of Executive’s continued employment, on the Initial Effective Date, the Company granted to Executive a restricted stock grant of 104,529 shares of common stock of the Company under the Sunworks, Inc. 2016 Equity Incentive Plan (the “Plan”), one third of which vests on the one-year anniversary of the grant and the balance vests in twenty four equal monthly installments thereafter. All other terms and conditions of such award shall be governed by the terms and conditions of the Plan and the applicable award agreement.

8.3.2. For each fiscal year of Executive’s employment hereunder, Executive shall be eligible to receive an annual equity award bonus (the “Equity Bonus”). However, the decision to provide any Equity Bonus and the amount and terms of any Equity Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Company’s Board of Directors and shall be subject to the terms of the Plan and the Company’s annual bonus plan under which it is granted. In addition, in order to be eligible to receive an Equity Bonus, Executive must be employed by the Company on the last day of the applicable fiscal year that Annual Bonuses are paid. The Equity Bonus target shall be equal to restricted stock units representing the right to receive such number of shares of common stock of the Company equal to $200,000.00 divided by the closing price of the Company’s common stock on the date of grant which such grant is made under the Plan, one third of which shall vest on the one-year anniversary of the grant and the balance shall vest in twenty four equal monthly installments thereafter. All other terms and conditions of such award shall be governed by the terms and conditions of the Plan and the applicable Equity Bonus award agreement.

8.3.3. In consideration of Executive’s continued employment, the Company grants to Executive a restricted stock unit grant representing the right to receive such number of shares of common stock of the Company equal to $250,000.00 divided by the closing price of the Company’s common stock on the date of grant which such grant is made under the Plan, which shall vest in full on the date that the Administrator (as defined in the Plan) certifies receipt by the Company of an audit report from its independent auditors in which the Company’s EBITDA (as defined below) for the combined period from January 1 through December 31 of the calendar year exceeds $0. All other terms and conditions of such award shall be governed by the terms and conditions of the Plan and the applicable award agreement. “EBITDA” means the consolidated earnings of the Company and its subsidiaries before interest, taxes, depreciation and amortization, as calculated using the audited financial statements of the Company.

8.3.4. In the event that the Company’s EBITDA exceeds $0 for two consecutive quarters, as certified by the Administrator, then the Company shall grant under the Plan to Executive a restricted stock unit grant for such number of shares of common stock of the Company equal to $500,000 divided by the closing price of the Company’s common stock on the first day of the first consecutive quarter with EBITDA greater than $0, which shall vest in three equal installments, with the first equal installment vesting on the day of a successful audit of the Company for the year the second consecutive quarter of positive EBITDA occurs and the two additional equal installments vesting on the second and third anniversary of such successful audit.

2. Termination without Cause or Change of Control. The first sentence of Section 8.5 in the Section entitled “Termination without Cause or Change of Control” of the Employment Agreement shall be deleted and replaced with the following, which shall be effective as of the Amendment Effective Date:

8.5. Termination without Cause or Change of Control. If the Company terminates Executive’s employment without Cause or consummates a Change of Control (as defined below) transaction, Executive shall receive a lump sum payment to be paid no more than 30 days following the termination date or Change of Control equal to an amount equal to Executive’s then current monthly base salary (the “Ending Monthly Salary”) multiplied by twelve (12).

3. Effect of Amendment. The provisions of the Employment Agreement, except as specifically amended by this Amendment, shall remain in full force and effect following the effectiveness of this Amendment.

4. Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California, without regard to its conflict of laws principles.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Pages Follow]

The parties have duly executed this Amendment to Employment Agreement as of the date first above written.

EXECUTIVE:

By:
Jason Bonfigt

COMPANY:

SUNWORKS, INC., a Delaware corporation

By:
Name:	Gaylon Morris
Title:	Chief Executive Officer